                                                                     EXHIBIT III

                         HOWE-BAKER INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1999
                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Howe-Baker International, Inc.:

     We have audited the accompanying consolidated balance sheets of Howe-Baker International, Inc. (a Delaware corporation), and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Howe-Baker International, Inc., and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Houston, Texas
February 2, 2000

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS,
                                                               EXCEPT SHARE DATA)
                           ASSETS

CURRENT ASSETS:
Cash and cash equivalents...................................  $ 39,988    $ 17,510
Receivables --
  Billed accounts and retentions, less allowance for
     doubtful accounts of $916 and $100, respectively.......    56,383      22,386
  Unbilled accounts.........................................     9,241       9,784
                                                              --------    --------
     Total receivables......................................    65,624      32,170
  Inventories, prepaid expenses and other...................     2,588       2,055
                                                              --------    --------
     Total current assets...................................   108,200      51,735
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation of $10,729 and $9,898, respectively..........    18,568       4,119
NOTE RECEIVABLE FROM MINORITY INTEREST......................    19,785      19,785
INTANGIBLE ASSETS, net of accumulated amortization of $1,968
  and $341, respectively....................................    27,829      21,773
REAL ESTATE HELD FOR SALE, net..............................       800         800
DEFERRED TAX ASSET..........................................     2,440       2,043
OTHER ASSETS................................................     3,996       3,918
                                                              --------    --------
     Total assets...........................................  $181,618    $104,173
                                                              ========    ========
LIABILITIES, MINORITY INTEREST AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $ 24,962    $ 13,240
  Accrued liabilities.......................................    14,022       4,172
  Progress billings in excess of contract costs and
     recognized profits.....................................    44,403      11,396
  Notes payable.............................................     2,182          --
                                                              --------    --------
     Total current liabilities..............................    85,569      28,808
OTHER LONG-TERM LIABILITIES.................................     8,191       4,205
LONG-TERM DEBT..............................................     5,700          --
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN PARTNERSHIP............................    27,000      26,979
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value, 1,000 shares authorized and
     issued; 880 shares and 1,000 shares outstanding,
     respectively...........................................         1           1
  Additional paid-in capital................................       499         499
  Retained earnings.........................................    60,358      43,681
  Treasury stock at cost, 120 shares........................    (5,700)         --
                                                              --------    --------
     Total stockholder's equity.............................    55,158      44,181
                                                              --------    --------
     Total liabilities, minority interest and stockholder's
      equity................................................  $181,618    $104,173
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                1999        1998       1997
                                                              --------    --------    -------
                                                                      (IN THOUSANDS)
REVENUES....................................................  $208,821    $117,340    $91,591
COST OF REVENUES............................................   167,075      90,652     73,295
                                                              --------    --------    -------
     Gross profit...........................................    41,746      26,688     18,296
SELLING, GENERAL AND ADMINISTRATIVE.........................    11,200       8,503      6,135
                                                              --------    --------    -------
     Income from operations.................................    30,546      18,185     12,161
INTEREST INCOME.............................................     3,345       2,422      1,768
INTEREST EXPENSE............................................      (264)        (26)        (2)
                                                              --------    --------    -------
     Income before minority interest and income taxes.......    33,627      20,581     13,927
INCOME TAX EXPENSE..........................................    12,252       7,407      3,642
                                                              --------    --------    -------
     Income before minority interest........................    21,375      13,174     10,285
MINORITY INTEREST IN INCOME.................................     1,380         316         --
                                                              --------    --------    -------
NET INCOME..................................................  $ 19,995    $ 12,858    $10,285
                                                              ========    ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                 COMMON STOCK     ADDITIONAL               TREASURY STOCK
                                ---------------    PAID-IN     RETAINED   ----------------
                                SHARES   AMOUNT    CAPITAL     EARNINGS   SHARES   AMOUNT     TOTAL
                                ------   ------   ----------   --------   ------   -------   -------
                                                 (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, December 31, 1996....  1,000      $1        $499      $24,138       --    $    --   $24,638
Dividends.....................     --      --          --       (1,000)      --         --    (1,000)
Comprehensive income..........     --      --          --       10,285       --         --    10,285
                                -----      --        ----      -------     ----    -------   -------
BALANCE, December 31, 1997....  1,000       1         499       33,423       --         --    33,923
Dividends.....................     --      --          --       (2,600)      --         --    (2,600)
Comprehensive income..........     --      --          --       12,858       --         --    12,858
                                -----      --        ----      -------     ----    -------   -------
BALANCE, December 31, 1998....  1,000       1         499       43,681       --         --    44,181
Purchase of treasury shares...     --      --          --           --     (120)    (5,700)   (5,700)
Dividends.....................     --      --          --       (3,318)      --         --    (3,318)
Comprehensive income..........     --      --          --       19,995       --         --    19,995
                                -----      --        ----      -------     ----    -------   -------
BALANCE, December 31, 1999....  1,000      $1        $499      $60,358     (120)   $(5,700)  $55,158
                                =====      ==        ====      =======     ====    =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                               1999        1998        1997
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................  $ 19,995    $ 12,858    $ 10,285
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities --
     Depreciation and amortization.........................     2,648         928         785
     Minority interest in net income.......................     1,380         316          --
     Equity in loss of limited liability company...........        75         250          --
     Deferred tax benefit..................................      (397)       (345)     (1,698)
     Write-down of real estate held for sale...............        --          --         550
     Changes in assets and liabilities --
       Increase in receivables.............................    (8,510)     (7,062)     (4,684)
       Decrease (increase) in inventories, prepaid expenses
          and other........................................       750        (451)        367
       Increase in accounts payable and liabilities........     5,137       1,000       3,600
       Increase (decrease) in progress billings in excess
          of contract costs and recognized profits.........    24,613     (20,949)       (217)
                                                             --------    --------    --------
          Net cash provided by (used in) operating
            activities.....................................    45,691     (13,455)      8,988
                                                             --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment...............    (2,478)       (393)       (882)
  Acquisition of businesses, net of cash acquired of
     $15,150...............................................   (16,754)         --          --
  Net cash contributed by minority interest................        --       9,168          --
  Loans made to affiliated companies and minority
     interest..............................................        --     (19,888)    (10,000)
  Proceeds from repayment of loans made to affiliated
     companies.............................................        53      10,050          --
  Investment in limited liability company..................       (75)       (150)       (100)
  Proceeds from sale of business...........................       536          --          --
                                                             --------    --------    --------
          Net cash used in investing activities............   (18,718)     (1,213)    (10,982)
                                                             --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid...........................................    (3,318)     (2,600)     (1,000)
  Proceeds from notes payable..............................       474          --          --
  Repayments on notes payable..............................      (292)         --         (33)
  Priority return to minority interest.....................    (1,359)       (337)         --
                                                             --------    --------    --------
          Net cash used in financing activities............    (4,495)     (2,937)     (1,033)
                                                             --------    --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......    22,478     (17,605)     (3,027)
CASH AND CASH EQUIVALENTS, beginning of year...............    17,510      35,115      38,142
                                                             --------    --------    --------
CASH AND CASH EQUIVALENTS, end of year.....................  $ 39,988    $ 17,510    $ 35,115
                                                             ========    ========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for taxes......................  $ 10,286    $  7,798    $  5,209
                                                             ========    ========    ========
  Cash paid during the year for interest...................  $     91    $     --    $     --
                                                             ========    ========    ========
SUPPLEMENTAL DISCLOSURE OF INVESTING AND FINANCING
  ACTIVITY:
  Matrix earn-out liability (Note 3).......................  $    581    $     --    $     --
                                                             ========    ========    ========
  Stock repurchase financed by a note payable (Note 8).....  $  5,700    $     --    $     --
                                                             ========    ========    ========
  Issuance of note receivable in connection with sale of
     business (Note 3).....................................  $    800    $     --    $     --
                                                             ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

1. ORGANIZATION AND BUSINESS:

     The accompanying consolidated financial statements include the accounts of Howe-Baker International, Inc. (HBI), a Delaware corporation, and its wholly owned subsidiaries: Howe-Baker Engineers, Inc., and subsidiaries (Howe-Baker), Holdings Company of New Jersey, Inc., Constructors International, Inc., Process Management, Inc., HBI Holdings, LLC, Howe-Baker International Management, LLC, and Callidus Technologies, Inc., and subsidiaries (collectively with HBI, the Company). Also included are the following subsidiaries which are wholly owned or controlled by HBI through its wholly owned subsidiaries: Howe-Baker Management Corp. (HBMC), Howe-Baker, L.P. (HBLP), and Matrix Engineering, Ltd., and subsidiaries (Matrix). All significant intercompany balances and transactions have been eliminated in consolidation. The Company's operations are headquartered in Tyler, Texas. HBI is a wholly owned subsidiary of WEDGE Group Incorporated (the Parent).

     The Company engineers, designs, fabricates and constructs processing facilities for the petrochemical, refining and natural gas industries. More specifically, the Company's services include, but are not limited to, process plant construction, fabrication of pressure vessels, process piping and structural steel, specialized know-how and equipment for electrostatic desalting of crude oil and treating of petroleum distillate products and other process development services. Additionally, the Company custom engineers, constructs and installs burners, gas/liquid incinerators, flares and rotary kilns for the refining, petrochemical, pharmaceutical and wood products industries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents consist of investments in commercial paper and overnight repurchase agreements and totaled approximately $38,645,000 and $17,449,000 at December 31, 1999 and 1998, respectively.

  INVENTORIES

     Inventories are valued at the lower of average cost or market (replacement cost or net realizable value).

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost, less accumulated depreciation. The costs of ordinary maintenance and repairs are expensed while renewals and replacements are capitalized. Depreciation and amortization of property, plant and equipment are computed on the basis of estimated useful lives of the assets by the straight-line and declining-balance methods. Established useful lives in years are as follows:

Buildings and improvements..................................  5-40 years
Machinery and equipment.....................................  2-12 years

  LONG-LIVED ASSETS

     The Company evaluates the recoverability of property and equipment and intangible assets if facts and circumstances indicate that any of those assets might be impaired. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to discounted cash flow value is necessary. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During 1997, the Company recognized a

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

$550,000 loss from the write-down of the carrying value of its Holdings Company of New Jersey, Inc., facilities, which is included in Cost of Revenues in the accompanying consolidated statements of operations.

  REVENUE RECOGNITION

     For financial reporting purposes, revenues on long-term contracts are recognized on the percentage-of-completion method, measured by the percentage of total costs incurred to date to total estimated contract costs. Contracts are deemed to be complete upon mechanical completion, at which point remaining estimated costs are accrued and remaining revenues on the contracts are recognized.

     Losses on contracts are charged against current earnings when such losses can be estimated. As contracts can extend over one or more years, revisions in costs and profits estimated during the course of the work are reflected during the period in which the facts requiring the revisions become known. While management uses available information to estimate total costs, future costs could exceed or be less than such estimates resulting in adjustments to the Company's contract revenues and profits.

     Costs and estimated profits to date in excess of amounts billed on contracts in process are classified in current assets as unbilled receivables. Amounts billed in excess of costs and estimated profits to date are classified in current liabilities as progress billings in excess of contract costs and recognized profits.

  CONCENTRATION OF RISKS

     The Company's operations could be significantly impacted, either positively or negatively, by its concentration in the petrochemical, refining and natural gas industries and reliance upon sales to those industries, as the Company would be impacted by the same economic conditions affecting its suppliers and customers.

     Due to the nature of the Company's operations, a few customers, including the former minority stockholder (see Note 8), generally account for a significant amount of the Company's revenues. This is due to management's decisions regarding the acceptance of large contracts and the allocation of resources to these contracts. For the year ended December 31, 1999, the Company earned 58 percent of its revenues from two customers, for the year ended December 31, 1998, the Company earned 56 percent of its revenues from two customers and for the year ended December 31, 1997, the Company earned 58 percent of its revenues from one customer.

     The Company performs periodic credit evaluations of its customers' financial conditions and generally does not require collateral for its domestic customers but does require letters of credit from most of its foreign customers. At December 31, 1999 and 1998, receivables from foreign customers were not significant. Receivables generally are due within 30 days. Historically, credit losses relating to customers have been within management's expectations.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Management is also required to make judgments regarding the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the 1998 and 1997 consolidated financial statements contained herein to conform to the classifications presented in 1999.

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

3. ACQUISITIONS AND PARTNERSHIP:

  MATRIX ACQUISITION

     Effective July 16, 1999, HBI, acquired all of the outstanding common stock of Matrix (a Texas limited partnership), formerly Matrix Engineering, Inc. (a Texas corporation), which was reorganized from a Texas corporation into a Texas limited partnership effective September 1, 1999. The acquisition was accounted for using the purchase method of accounting, and the excess of the initial purchase price of approximately $23.7 million over the fair value of Matrix's net operating assets was estimated to be $6,417,000 and has been allocated as follows (in thousands):

Goodwill....................................................    $4,003
Noncompete agreements.......................................     2,414
                                                                ------
                                                                $6,417
                                                                ======

     The noncompete agreements are being amortized over five years, which is the term of the agreements. Goodwill is being amortized over 20 years. The estimated fair values assigned to the intangible assets and net operating assets may be revised as additional information concerning the valuation of such assets becomes available.

     Additional Purchase Price -- The purchase price of Matrix will be adjusted upward based on the profitability of Matrix from July 17, 1999, through July 16, 2004. The additional purchase price (earn-out), payable in 2002, 2003 and 2004, is calculated as follows: (a) the 2002 payment is equal to cumulative earnings before interest, taxes, depreciation and amortization (EBITDA) for the period from July 17, 1999, through July 16, 2002, less profits realized above an agreed upon amount for certain Matrix contracts in process at July 16, 1999, less $900,000, multiplied by 25 percent, (b) the 2003 payment is equal to EBITDA for the period July 17, 2002, through July 16, 2003, less $300,000, multiplied by 25 percent, and (c) the 2004 payment is equal to EBITDA for the period July 17, 2003, through July 16, 2004, less $300,000, multiplied by 25 percent. As of December 31, 1999, goodwill has been increased by approximately $581,000 and a corresponding long-term liability has been recorded related to the projected earn-out attributable to the operating results of Matrix from July 17, 1999, through December 31, 1999.

  CALLIDUS AND PLASMA ACQUISITIONS

     Effective December 1, 1999, HBI acquired all of the outstanding common stock of Callidus Technologies, Inc. (Callidus), an Oklahoma corporation, and Plasma Energy Corporation (Plasma), a North Carolina corporation. The acquisition was accounted for using the purchase method of accounting, and the excess of the purchase price of approximately $8.2 million over the fair value of Callidus' and Plasma's net operating assets was estimated to be $525,000 and has been recorded as goodwill. The goodwill is being amortized over 20 years.

     Effective December 31, 1999, the Company sold Plasma's common stock to a third party for approximately $1.3 million. The sales proceeds consisted of $536,000 cash and an $800,000 note receivable. The note is due in quarterly installments of principal and interest at a rate of 8.0 percent. Maturities on the note are approximately $385,000 and $415,000 for 2000 and 2001, respectively. The note is recorded in current and long-term other assets in the accompanying consolidated balance sheet as of December 31, 1999. No gain or loss was recognized on the transaction as the sales price approximated the net book value of Plasma at the time of sale.

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

  PARTNERSHIP

     Effective October 1, 1998, HBMC contributed $100 to HBLP in exchange for a 1 percent general partnership interest and Howe-Baker contributed $19,785,000 to HBLP in exchange for a 98 percent limited partnership interest. In addition, Schedule A, Ltd. (Schedule A), a Texas limited partnership headquartered in Houston, Texas, contributed contracts in process and its net operating assets and intangible assets to HBLP in exchange for a 1 percent limited partnership interest. Schedule A engineered, designed, fabricated and constructed natural gas processing facilities.

     The contribution of HBLP's assets has been accounted for using the purchase method of accounting and, accordingly, the assets contributed to HBLP have been recorded at their fair market value at the date of contribution. The fair market value of the net operating assets and intangible assets contributed by Schedule A was estimated to be $4,886,000 and $22,114,000, respectively. The intangible assets have been recorded and allocated as follows (in thousands):

Goodwill....................................................  $18,114
Noncompete agreements.......................................    4,000
                                                              -------
                                                              $22,114
                                                              =======

     The noncompete agreements are being amortized over 10 years, which is the term of the noncompete provisions included in employment agreements (see Note
13) entered into with the Schedule A partners at the time of the Schedule A contribution. Goodwill is being amortized over 20 years.

     Option Agreement -- Beginning January 1, 2003, and ending May 1, 2006, Schedule A has the option to require HBLP to redeem, or Howe-Baker to purchase, all or part of Schedule A's partnership interest. Any partnership interest not voluntarily redeemed or sold by Schedule A prior to May 1, 2006 will be deemed offered on that date. Schedule A has the right to exercise its option in whole, or the right may be exercised proportionately by Schedule A on behalf of a Schedule A partner. The consideration paid for Schedule A's partnership interest will be $19,785,000, plus an additional amount based on the profitability of Howe-Baker as calculated in accordance with the terms of the related option agreement. As of December 31, 1999 and 1998, the additional undiscounted consideration was estimated to be $2,339,000 and $2,191,000, respectively, resulting in a total redemption price of approximately $22,124,000 for the Schedule A partnership interest. Each Schedule A partner must be employed by Howe-Baker or an affiliate of Howe-Baker at the time of exercise of the option in order to have the right to receive his proportional interest of the additional consideration amount.

     HBLP and Howe-Baker also have the option to redeem or purchase Schedule A's partnership interest during the same period over which Schedule A has its option. The consideration paid will be the same as if Schedule A had exercised its option plus an additional premium, which will range from 10 percent to 40 percent of the additional consideration amount, depending upon the timing of the exercise.

     Allocation of Profits and Losses -- Profits and losses are allocated to the HBLP partners in accordance with their respective percentage ownership interests, subject to a priority return to be allocated first to Schedule A based on Schedule A's undistributed capital account times a defined interest rate (5.30 percent at December 31, 1999). The priority return is paid to Schedule A semiannually.

  UNAUDITED PROFORMA CONSOLIDATED RESULTS OF OPERATIONS

     The unaudited consolidated results of operations of the Company on a proforma basis as though the Matrix and Callidus acquisitions had occurred as of the beginning of the year ended December 31, 1998, and

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES as though the Schedule A partnership had commenced as of the beginning of the year ended December 31, 1997, are as follows (in thousands):

                                               1999         1998          1997
                                             --------    -----------    --------
                                                         (UNAUDITED)
Revenues...................................  $309,569     $316,589      $153,531
Net income.................................    18,555       22,430        15,426

4. COMPONENTS OF CERTAIN BALANCE SHEET ACCOUNTS:

     The components of certain balance sheet accounts at December 31, 1999 and 1998, are as follows (in thousands):

     Property, plant and equipment consists of the following:

                                                            1999       1998
                                                          --------    -------
Land....................................................  $    979    $   222
Buildings and improvements..............................    10,977      5,663
Machinery and equipment.................................    17,341      8,132
                                                          --------    -------
     Total property, plant and equipment................    29,297     14,017
Less -- Accumulated depreciation........................   (10,729)    (9,898)
                                                          --------    -------
     Net property, plant and equipment..................  $ 18,568    $ 4,119
                                                          ========    =======

     Intangible assets consists of the following:

                                                            1999       1998
                                                           -------    -------
Goodwill.................................................  $23,223    $18,114
Noncompete agreements....................................    6,414      4,000
Patents..................................................      160         --
                                                           -------    -------
     Total intangible assets.............................   29,797     22,114
Less -- Accumulated amortization.........................   (1,968)      (341)
                                                           -------    -------
     Net intangible assets...............................  $27,829    $21,773
                                                           =======    =======

     Other assets consists of the following:

                                                            1999       1998
                                                           -------    -------
Cash surrender value of life insurance...................  $ 2,768    $ 2,984
Pension plan intangible asset............................      706        853
Note receivable, net of current portion (see Note 3).....      415         --
Other assets.............................................      107         81
                                                           -------    -------
     Total...............................................  $ 3,996    $ 3,918
                                                           =======    =======

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

     Other long-term liabilities consists of the following:

                                                              1999      1998
                                                             ------    ------
Long-term pension benefit obligation (see Note 10).........  $1,814    $2,019
Long-term retiree group medical insurance (see Note 10)....   2,556     1,186
Warranty reserve...........................................   3,068     1,000
Earn-out obligation (see Note 3)...........................     581        --
Other......................................................     172        --
                                                             ------    ------
     Total.................................................  $8,191    $4,205
                                                             ======    ======

5. NOTE RECEIVABLE FROM MINORITY INTEREST:

     Effective October 1, 1998, HBLP loaned $19,785,000 to Schedule A under a loan agreement which provides for interest to accrue at LIBOR (5.82 percent at December 31, 1999) plus a variable rate of interest of 1.9 percent through June 1, 2003, 2.9 percent through June 1, 2004, 3.9 percent through June 1, 2005, and
4.9 percent through the date of maturity of June 1, 2006. Interest is payable semiannually. The loan is secured by Schedule A's rights in the option agreement, Schedule A's partnership interest in HBLP and Schedule A's interests in certain other nonaffiliated ventures. During 1999 and 1998, the Company recorded interest income of approximately $1,436,000 and $356,000, respectively, related to this loan.

6. NOTES PAYABLE:

     As of December 31, 1999, the Company has a $5,700,000 note payable due to its former minority stockholder bearing interest at 6.0 percent, with accrued interest and principal due June 30, 2002 (see Note 8).

     As of December 31, 1999, the Company has a $2.0 million note payable to a third party, which bears interest at 6.0 percent, with accrued interest and principal due July 1, 2000.

     The Company finances certain of its insurance premiums through notes payable with a finance company. The notes payable bear interest at 7.16 percent, and interest and principal are due monthly through March 9, 2000. During the year ended December 31, 1999, the Company borrowed approximately $474,000 to finance such premiums. As of December 31, 1999, the Company had aggregate notes payable outstanding of approximately $182,000.

7. FEDERAL INCOME TAX:

     The Company is included in the consolidated federal income tax return with the Parent. Pursuant to a tax-sharing policy with the Parent, the annual provision or benefit for federal income taxes is determined as though the Company filed a separate federal income tax return. Any federal income taxes currently due are paid directly to the Parent.

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

     For the years ended December 31, 1999, 1998 and 1997, income tax expense consists of the following (in thousands):

                                                  1999       1998      1997
                                                 -------    ------    -------
Current --
  U.S. federal.................................  $12,425    $7,302    $ 4,897
  State........................................      824       450        443
Deferred.......................................     (997)     (345)    (1,698)
                                                 -------    ------    -------
     Total income tax expense..................  $12,252    $7,407    $ 3,642
                                                 =======    ======    =======

     A reconciliation between the U.S. Federal statutory rate and the Company's effective tax rate is as follows (in thousands):

                                                  1999       1998      1997
                                                 -------    ------    -------
Tax (expense) at statutory rate................  $11,769    $7,203    $ 4,874
State income taxes.............................      536       293        288
Change in valuation allowance..................       --        --     (1,446)
Other, net.....................................      (53)      (89)       (74)
                                                 -------    ------    -------
                                                 $12,252    $7,407    $ 3,642
                                                 =======    ======    =======
Effective tax rate.............................     36.4%     36.0%      26.1%

     The provision for federal income taxes included in the statements of operations for the years ended December 31, 1999, 1998 and 1997, differs from the amount of federal income taxes, computed by applying the U.S. federal income tax rate of 35 percent to pretax income, primarily as a result of limitations on the deductibility of meals and entertainment, state income taxes and nondeductible goodwill amortization.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998, are presented below (in thousands):

                                                              1999      1998
                                                             ------    ------
Deferred tax assets --
  Management security plan.................................  $  481    $  525
  Health benefit plan......................................     942       456
  Allowance for doubtful accounts..........................      35        35
  Warranty reserve.........................................     490       350
  Real estate held for sale................................     193       501
  Difference between book and tax amortization.............     536        --
  Other....................................................     391       252
                                                             ------    ------
     Total gross deferred tax assets.......................   3,068     2,119
Deferred tax liabilities --
  Differences between book and tax depreciation............    (628)      (76)
                                                             ------    ------
     Total gross deferred tax liabilities..................    (628)      (76)
                                                             ------    ------
     Net deferred tax asset................................  $2,440    $2,043
                                                             ======    ======

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized differently between the financial statements and tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES statement carrying amounts and tax bases of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences at December 31, 1999.

8. STOCK REPURCHASE:

     Effective July 1, 1999, the Company issued a $5,700,000 note payable to its 12 percent minority stockholder in exchange for all 120 shares of outstanding common stock held by the minority stockholder. As a result, the Parent is the Company's sole stockholder (see Note 6).

9. RELATED PARTIES:

     During each of the years ended December 31, 1999, 1998 and 1997, the Parent was paid management fees of approximately $528,000 by the Company. The fees are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

     The Company pays annual insurance premiums to Winsco, Inc., an affiliate, which is responsible for purchasing insurance coverage for HBI and certain of its subsidiaries. During the years ended December 31, 1999, 1998 and 1997, such premiums paid were approximately $2,119,000, $1,171,000 and $1,537,000, respectively. In addition, during the year ended December 31, 1998, the Company charged approximately $976,000 to selling, general and administrative expenses related to the resolution of 1998 claims and insurance issues.

     A former minority stockholder of the Company has a contract with the Company which guarantees a certain level of minimum cash payments for services, at market rates, to be purchased by the former minority stockholder. The contract, as amended, extends through June 30, 2006. Included in receivables are amounts due from the former minority stockholder of approximately $2,174,000 and $3,635,000 at December 31, 1999 and 1998, respectively.

     During 1999, the Company terminated its investment in a limited liability company (LLC) that designed, manufactured and sold fired heaters. The Company accounted for its investment using the equity method of accounting and accordingly recorded its share of the LLC's losses to the extent of the Company's cumulative investment, which was $325,000.

10. EMPLOYEE BENEFITS:

  PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

     Howe-Baker sponsors an unfunded defined benefit plan (pension plan) to provide retirement benefits to a select group of former and current management and highly compensated employees that contribute or have contributed materially to the continued growth, development and future business success of Howe-Baker. The pension plan provides compensation benefits to be paid after retirement. Provisions for these benefits are charged to operations ratably over the employees' expected terms of employment. Benefits are generally based on age and average final compensation at retirement. The Company also sponsors health insurance plans to provide health benefits to Howe-Baker and Matrix's full-time and qualified retired employees. The following

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets as of December 31, 1999 and 1998 (in thousands):

                                                    PENSION BENEFITS     OTHER BENEFITS
                                                    -----------------   -----------------
                                                     1999      1998      1999      1998
                                                    -------   -------   -------   -------
Change in benefit obligation --
  Benefit obligation at beginning of year.........  $ 2,635   $ 2,919   $ 2,506   $ 2,387
  Acquisition (Note 3)............................       --        --     1,039        --
  Service cost....................................       --        --       259       133
  Change in actuarial assumptions.................       66        --        --        --
  Interest cost...................................      173       201       159       219
  Actuarial gains.................................      (17)       (1)     (188)     (115)
  Benefits paid...................................     (466)     (484)     (139)     (118)
                                                    -------   -------   -------   -------
     Benefit obligation at end of year............  $ 2,391   $ 2,635   $ 3,636   $ 2,506
                                                    =======   =======   =======   =======
Fair value of plan assets at beginning and end of
  year............................................  $    --   $    --   $    --   $    --
                                                    =======   =======   =======   =======
Funded status.....................................  $(2,391)  $(2,635)  $(3,636)  $(2,506)
Unrecognized net actuarial loss (gain)............      414       383      (224)      (42)
Unrecognized transition obligation................      706       853     1,168     1,245
                                                    -------   -------   -------   -------
     Net amount recognized........................  $(1,271)  $(1,399)  $(2,692)  $(1,303)
                                                    =======   =======   =======   =======
Weighted average assumptions as of December 31 --
  Discount rate...................................     7.00%     7.00%     7.25%     7.00%
  Rate of compensation increase...................     5.00%     5.00%      N/A       N/A

     For measurement purposes, a 7.0 percent annual rate of increase in the per capita cost of covering healthcare was assumed for 1999. The rate was assumed to decrease gradually to 3.0 percent for 2006 and remain at that level thereafter.

                                                   PENSION BENEFITS      OTHER BENEFITS
                                                  ------------------   ------------------
                                                  1999   1998   1997   1999   1998   1997
                                                  ----   ----   ----   ----   ----   ----
Components of net periodic benefit cost --
  Service cost..................................  $ --   $ --   $ --   $259   $133   $159
  Interest cost.................................   173    201    222    159    219    159
  Amortization of transition obligation.........   197    147    147     78     78     78
  Recognized net actuarial loss.................    18      7      5     --     --     --
                                                  ----   ----   ----   ----   ----   ----
     Net periodic benefit cost..................  $388   $355   $374   $496   $430   $396
                                                  ====   ====   ====   ====   ====   ====

     Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plan. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

                                                   ONE-PERCENTAGE-   ONE-PERCENTAGE-
                                                   POINT INCREASE    POINT DECREASE
                                                   ---------------   ---------------
Effect on total service and interest cost
  components.....................................       $174              $(104)
Effect on postretirement benefit obligation......        187               (167)

     Howe-Baker is a beneficiary of certain life insurance policies with a face value of approximately $9,417,000 and $11,979,000 at December 31, 1999 and 1998, respectively. The life insurance policies have been purchased as a method of recovering costs related to the pension plan. The insurance policies are not considered pension plan assets as Howe-Baker can utilize the cash surrender value of the insurance policies in

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES its daily operations. The Company has recorded the cash surrender value of $2,768,000 and $2,984,000 as an asset on the consolidated balance sheets at December 31, 1999 and 1998, respectively.

  EMPLOYEE SAVINGS PLANS

     The Company has various employee profit-sharing 401(k) plans (collectively, the Plans) covering substantially all its employees. Under the terms of the Plans, the Company is required to make certain mandatory and matching contributions and may make discretionary profit-sharing contributions for eligible employees. The Plans provide for participating employees to contribute up to maximum of 15 percent of their salaries to the Plans. In addition to these contributions, certain Plans provide for the employees to make nondeductible contributions to the Plans of up to 10 percent of their salaries. Total expenses incurred by the Company related to the Plans were $1,341,000, $1,106,000 and $846,000 in 1999, 1998 and 1997, respectively. These amounts included discretionary contributions of $939,000, $889,000 and $663,000 in 1999, 1998 and 1997, respectively.

11. COMMITMENTS AND CONTINGENCIES:

  CREDIT FACILITY

     The Company has a credit facility with Bank of America for a $50,000,000 line of credit for cash borrowings and/or letters of credit which expires April 2002. Maximum cash borrowings under the line of credit are $50,000,000, with the interest rate selected by the Company equal to LIBOR plus 1.25 percent to 2.5 percent, or the higher of prime and the Federal Funds rate plus .50 percent (approximately 8.5 percent at December 31, 1999). The line of credit has an annual commitment fee ranging from .25 percent to .50 percent of the committed amount. Collateral consists of the Company's receivables, inventory, general intangibles, and property, plant and equipment. As of December 31, 1999 and 1998, standby letters of credit amounting to approximately $3,594,000 and $8,049,000, respectively, had been issued on behalf of the Company to support revenue obligations. There have been no borrowings on the credit facility since inception.

  EMPLOYMENT AGREEMENTS

     During 1999 and 1998, the Company entered into employment agreements with its president and certain other officers, each of which provides for a base salary and various benefits through July 15, 2004. Total commitments under these agreements are approximately $1,284,000, $1,317,000, $1,349,000, $944,000 and
$289,000, for 2000, 2001, 2002, 2003 and 2004, respectively. The president's employment agreement also provides for future compensation based on the combined consolidated operating results of the Company for the years ended December 31, 1998, 1999 and 2000. Management believes the Company's accrual at December 31, 1999 and 1998, for estimated deferred compensation earned by the president during 1999 and 1998, to be adequate.

  OPERATING LEASES

     The Company leases office space and a fabrication facility under noncancelable operating leases that expire through September 30, 2001. In connection with the leases, the Company incurred rental expense totaling $256,000, $31,500 and none during 1999, 1998 and 1997, respectively. Future minimum payments related to the noncancelable lease agreements are approximately $444,000 and $94,600 for 2000 and 2001, respectively.

  SELF-INSURANCE

     The Company is self-insured for annual healthcare costs up to as much as $120,000 per participant and $2,854,000 in the aggregate. Management believes the Company's accrual for estimated potential claim costs

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES to satisfy the deductible and self-insurance provisions of the insurance policies for services provided through December 31, 1999, to be adequate.

  LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of the Company's management, uninsured losses, if any, resulting from the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

12. QUARTERLY OPERATING RESULTS (UNAUDITED):

     As discussed in the Note 3, the Company's results for the three years ended December 31, 1999 include Matrix and Callidus, from their dates of acquisition, July 16, 1999 and December 1, 1999, respectively. Howe-Baker, L.P. operating results are included beginning with its first date of operations, October 1, 1998.

     The following table sets forth selected unaudited consolidated statements of operation information for the Company on a quarterly basis for the years ended December 31, 1999, 1998 and 1997.

                                                              THREE MONTHS ENDED 1999
                                                     -----------------------------------------
                                                     MARCH 31    JUNE 30    SEPT 30    DEC 31
                                                     --------    -------    -------    -------
Revenues...........................................  $29,768     $39,509    $69,236    $70,308
Gross profit.......................................    5,560       7,236     11,579     17,371
Income from operations.............................    3,270       4,873      8,655     13,748
Net income.........................................    2,152       3,176      5,773      8,894

                                                              THREE MONTHS ENDED 1998
                                                     -----------------------------------------
                                                     MARCH 31    JUNE 30    SEPT 30    DEC 31
                                                     --------    -------    -------    -------
Revenues...........................................  $23,100     $32,472    $24,570    $37,198
Gross profit.......................................    4,445       7,146      6,536      8,561
Income from operations.............................    2,863       5,536      4,992      4,794
Net income.........................................    2,157       3,905      3,441      3,355

                                                              THREE MONTHS ENDED 1997
                                                     -----------------------------------------
                                                     MARCH 31    JUNE 30    SEPT 30    DEC 31
                                                     --------    -------    -------    -------
Revenues...........................................  $23,363     $21,705    $21,766    $24,757
Gross profit.......................................    3,522       4,519      4,605      5,650
Income from operations.............................    1,923       2,938      3,045      4,255
Net income.........................................    1,457       2,103      2,098      4,627

                HOWE-BAKER INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                SEPTEMBER 30,
                                                                    2000         DECEMBER 31,
                                                                 (UNAUDITED)         1999
                                                                -------------    ------------
                                                                       (IN THOUSANDS,
                                                                     EXCEPT SHARE DATA)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................      $ 13,604         $ 39,988
  Receivables --
     Billed accounts and retentions, less allowance for
      doubtful accounts of $577 and $916, respectively......        38,846           56,383
     Unbilled accounts......................................        10,968            9,241
                                                                  --------         --------
          Total receivables.................................        49,814           65,624
  Inventories, prepaid expenses and other...................         4,251            2,588
                                                                  --------         --------
          Total current assets..............................        67,669          108,200
                                                                  --------         --------
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation of $12,310 and $10,729, respectively.........        18,099           18,568
NOTE RECEIVABLE FROM MINORITY INTEREST......................        19,785           19,785
INTANGIBLE ASSETS, net of accumulated amortization of $3,550
  and $1,968, respectively..................................        28,791           27,829
REAL ESTATE HELD FOR SALE, net..............................           755              800
DEFERRED TAX ASSET..........................................         2,844            2,440
OTHER ASSETS................................................         2,745            3,996
                                                                  --------         --------
          Total assets......................................      $140,688         $181,618
                                                                  ========         ========

LIABILITIES, MINORITY INTEREST AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................      $ 21,816         $ 24,962
  Accrued liabilities.......................................         7,872           14,022
  Progress billings in excess of contract costs and
     recognized profits.....................................         7,551           44,403
  Notes payable.............................................           323            2,182
                                                                  --------         --------
          Total current liabilities.........................        37,562           85,569
                                                                  --------         --------
OTHER LONG-TERM LIABILITIES.................................         9,428            8,191
LONG-TERM DEBT..............................................         5,700            5,700
MINORITY INTEREST IN PARTNERSHIP............................        27,000           27,000
SHAREHOLDER'S EQUITY:
  Common stock, $1 par value, 1,000 shares authorized and
     issued; 880 shares outstanding.........................             1                1
  Additional paid-in capital................................           499              499
  Retained earnings.........................................        66,198           60,358
  Treasury stock at cost, 120 shares........................        (5,700)          (5,700)
                                                                  --------         --------
          Total stockholders' equity........................        60,998           55,158
                                                                  --------         --------
          Total liabilities, minority interest, and
            stockholder's equity............................      $140,688         $181,618
                                                                  ========         ========

  The accompanying notes are an integral part of these consolidated financial statements.

                HOWE-BAKER INTERNATIONAL, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    NINE MONTHS
                                                                ENDED SEPTEMBER 30,
                                                                --------------------
                                                                  2000        1999
                                                                --------    --------
                                                                   (IN THOUSANDS)
REVENUES....................................................    $193,229    $140,249
COSTS OF REVENUES...........................................     163,633     115,836
                                                                --------    --------
  Gross profit..............................................      29,596      24,413
SELLING, GENERAL AND ADMINISTRATIVE.........................      13,997       7,594
                                                                --------    --------
  Income from operations....................................      15,599      16,819
INTEREST INCOME.............................................       2,457       2,265
INTEREST EXPENSE............................................        (341)        (29)
                                                                --------    --------
  Income before minority interest and income taxes..........      17,715      19,055
INCOME TAX EXPENSE..........................................       6,628       7,130
                                                                --------    --------
  Income before minority interest...........................      11,087      11,925
MINORITY INTEREST IN INCOME.................................       1,184         998
                                                                --------    --------
NET INCOME..................................................    $  9,903    $ 10,927
                                                                ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                HOWE-BAKER INTERNATIONAL, INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    NINE MONTHS
                                                                ENDED SEPTEMBER 30,
                                                                -------------------
                                                                  2000       1999
                                                                --------    -------
                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $  9,903    $10,927
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities
     Depreciation and amortization..........................       3,163      1,755
     Minority interest in net income........................       1,184        998
     Equity in loss of limited liability company............          --         75
     Deferred tax benefit...................................        (404)         1
     Writedown in real estate held for resale...............          45         --
     Changes in assets and liabilities-
       Decrease (increase) in receivables...................      15,810    (12,060)
       Decrease (increase) in inventories, prepaid expenses
        and other...........................................        (588)      (448)
       Increase (decrease) in payables and liabilities......     (10,584)    11,512
       Increase (decrease) in progress billings in excess of
        contract costs and recognized profits...............     (36,852)    23,112
                                                                --------    -------
     Net cash provided by (used in) operating activities....     (18,323)    35,872
                                                                --------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant & equipment..................      (1,130)    (1,709)
  Proceeds from note receivable issued in connection with
     sale of business.......................................         176         --
  Proceeds from repayment of loans made to affiliated
     companies..............................................          --         53
  Acquisition of business, net of cash acquired.............          --     (8,813)
  Investment in limited liability company...................          --        (75)
                                                                --------    -------
     Net cash used in investing activities..................        (954)   (10,544)
                                                                --------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid............................................      (4,064)    (3,318)
  Proceeds from notes payable...............................         504        926
  Repayments on notes payable...............................      (2,363)      (143)
  Priority return to minority interest......................      (1,184)      (998)
                                                                --------    -------
       Net cash used in financing activities................      (7,107)    (3,533)
                                                                --------    -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     (26,384)    21,795
CASH AND CASH EQUIVALENTS, beginning of the period..........      39,988     17,510
                                                                --------    -------
CASH AND CASH EQUIVALENTS, end of the period................    $ 13,604    $39,305
                                                                ========    =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for taxes.....................    $ 11,146    $ 5,823
                                                                ========    =======
  Cash paid during the period for interest..................    $    146    $     4
                                                                ========    =======
SUPPLEMENTAL DISCLOSURE OF INVESTING AND
  FINANCING ACTIVITY:
     Matrix earn-out liability..............................    $    428    $    86
                                                                ========    =======
     Adjustment to Goodwill.................................    $  2,118    $    --
                                                                ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.
                                       A-20
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                HOWE-BAKER INTERNATIONAL, INC. AND SUBSIDIARIES

              UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000

1. ORGANIZATION AND BUSINESS

     The accompanying consolidated financial statements include the accounts of Howe-Baker International, Inc. (HBI, or the Company), a Delaware corporation, and all of its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company's operations are headquartered in Texas. HBI is a wholly owned subsidiary of WEDGE Group Incorporated (the Parent).

     Results of operations include the operating results of Matrix Engineering, Ltd. and Callidus Technologies, Inc. from their dates of acquisition, July 16, 1999 and December 1, 1999, respectively.

     The Company engineers, designs, fabricates and constructs processing facilities for the petrochemical, refining and natural gas industries. More specifically, the Company's services include, but are not limited to, process plant construction, fabrication of pressure vessels, process piping and structural steel, specialized know-how and equipment for electrostatic desalting of crude oil and treating of petroleum distillate products and other process development services. Additionally, the Company custom engineers, constructs and installs burners, gas/liquid incinerators, flares and rotary kilns for the refining, petrochemical, pharmaceutical and wood products industries.

2. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of the Company have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's audited financial statements for the three years in the period ended December 31, 1999. In the opinion of the Company, all adjustments necessary to present fairly the financial position of the Company at September 30, 2000 and 1999 and the results of its operations and cash flows for the nine month periods then ended have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

3. LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions in the ordinary course of business. In the opinion of the Company's management, uninsured losses, if any, resulting from the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

4. SUBSEQUENT EVENT

     On July 30, 2000, the Parent signed a definitive agreement to sell Howe-Baker International, Inc. to Chicago Bridge & Iron Company, N.V. (CB&I) in a transaction valued at approximately $145 million, which excludes the value of future earnout obligations as discussed in the Company's 1999 financial statements to be assumed by CB&I. Completion of the transaction, expected during the fourth quarter of this year, is subject to shareholder and regulatory approval. Under the terms of the transaction, CB&I will pay $28 million in cash, assume $5.7 million in debt and issue 8.1 million shares of CB&I common stock to the Parent.

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